                                                                     EXHIBIT 2.1




                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                       INTEGRATED SILICON SOLUTION, INC.,
                                PURPLE RAY, INC.
                                       AND
                     CHRIS WU, AS AGENT AND ATTORNEY-IN-FACT
                             FOR THE SHAREHOLDERS OF
                                PURPLE RAY, INC.

                                JANUARY 23, 2002


                                TABLE OF CONTENTS


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                                                                              PAGE
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
1.  Certain Definitions.........................................................2

2.  The Merger..................................................................3

    2.1    Merger; Effective Time of the Merger.................................3
    2.2    Closing..............................................................3
    2.3    Effect of the Merger.................................................3
    2.4    Tax-Free Reorganization..............................................4
    2.5    Additional Shares....................................................4

3.  Effect of Merger; Exchange of Certificates..................................6

    3.1    Conversion of Purple Ray Capital Stock...............................6
    3.2    Assumption of Options................................................6
    3.3    Dissenters' Rights...................................................7
    3.4    Fractional Shares....................................................7
    3.5    Exchange of Certificates.............................................7
    3.6    Taking of Necessary Action; Further Action...........................9
    3.7    Escrow Agreement.....................................................9
    3.8    Lost Certificates....................................................9

4.  Securities Act Compliance...................................................9

    4.1    Securities Act Exemption.............................................9
    4.2    Securities Restrictions..............................................9

5.  Representations and Warranties of Purple Ray...............................10

    5.1    Organization, Qualification, and Corporate Power....................10
    5.2    Authorization.......................................................10
    5.3    Capitalization......................................................10
    5.4    Noncontravention....................................................11
    5.5    Fees................................................................11
    5.6    Financial Statements................................................11
    5.7    Subsidiaries........................................................12
    5.8    Title to Assets.....................................................12
    5.9    Events Subsequent to Most Recent Fiscal Year End....................12
    5.10   Undisclosed Liabilities.............................................14
    5.11   Legal Compliance....................................................15
    5.12   Tax Matters.........................................................15
    5.13   Properties..........................................................16
    5.14   Intellectual Property...............................................17
    5.15   Tangible Assets.....................................................18
    5.16   Inventory...........................................................19
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                                TABLE OF CONTENTS
                                  (CONTINUED)


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
    5.17   Contracts...........................................................19
    5.18   Notes and Accounts Receivable.......................................20
    5.19   Power of Attorney...................................................20
    5.20   Insurance...........................................................20
    5.21   Litigation..........................................................21
    5.22   Product Warranty and Liability......................................21
    5.23   Employees...........................................................21
    5.24   Employee Benefits...................................................21
    5.25   Guaranties..........................................................23
    5.26   Environment, Health, and Safety.....................................23
    5.27   Certain Business Relationships With Purple Ray......................24
    5.28   No Adverse Developments.............................................24
    5.29   Full Disclosure.....................................................24
    5.30   Purple Ray Shareholders.............................................25

6.  Representations and Warranties of ISSI.....................................25

    6.1    Organization, Qualification, and Corporate Power....................25
    6.2    Authorization.......................................................25
    6.3    Capitalization......................................................25
    6.4    Noncontravention....................................................26
    6.5    SEC Filings; Financial Statements...................................26
    6.6    Absence of Changes..................................................27
    6.7    Tax Matters.........................................................27
    6.8    Brokers' Fees.......................................................27

7.  Pre-Closing Covenants......................................................27

    7.1    General.............................................................27
    7.2    Notices and Consents................................................27
    7.3    Operation of Business...............................................27
    7.4    Access to Information...............................................30
    7.5    Notice of Developments..............................................30
    7.6    Solicitation of Written Consents....................................30
    7.7    Exclusivity.........................................................31
    7.8    Warrants............................................................31

8.  Additional Covenants.......................................................31

    8.1    General.............................................................31
    8.2    Litigation Support..................................................31
    8.3    Transition..........................................................31
    8.4    Confidentiality.....................................................32
    8.5    Purple Ray Employees................................................32

                                      -ii-
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                                TABLE OF CONTENTS
                                  (CONTINUED)


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
    8.6    Purple Ray Options..................................................32
    8.7    S-8 Registration....................................................33
    8.8    S-3 Registration....................................................33
    8.9    Tax-Free Reorganization.............................................33
    8.10   Purple Ray Director and Officer Indemnification.....................33
    8.11   Securities Law Exemption; Information Statement.....................34
    8.12   Tax Return Preparation..............................................34

9.  Conditions to Obligations to Close.........................................34

    9.1    Conditions to ISSI's Obligation to Close............................34
    9.2    Conditions to Purple Ray's Obligation...............................36

10. Survival of Representations, Warranties and Covenants; Escrow..............37

    10.1   Survival of Representations and Warranties..........................37
    10.2   Escrow Arrangements.................................................37

11. Termination................................................................44

    11.1   Termination of the Agreement........................................44
    11.2   Effect of Termination...............................................45
    11.3   Expenses and Termination Fees.......................................45

12. Miscellaneous..............................................................45

    12.1   Press Releases and Public Announcements.............................45
    12.2   No Third-Party Beneficiaries........................................46
    12.3   Entire Agreement....................................................46
    12.4   Succession and Assignment...........................................46
    12.5   Counterparts........................................................46
    12.6   Headings............................................................46
    12.7   Notices.............................................................46
    12.8   Governing Law.......................................................47
    12.9   Forum Selection; Consent to Jurisdiction............................47
    12.10  Amendments and Waivers..............................................47
    12.11  Severability........................................................48
    12.12  Construction........................................................48
    12.13  Incorporation of Exhibits and Schedules.............................48
    12.14  Attorneys' Fees.....................................................48

                                     -iii-
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                                TABLE OF CONTENTS
                                  (CONTINUED)


EXHIBITS

Exhibit A      Certificate of Merger
Exhibit B      Escrow Agreement
Exhibit C      Purple Ray Disclosure Schedule
Exhibit D      ISSI Disclosure Schedule
Exhibit E      Non Competition Agreement
Exhibit F-1    Restricted Stock Purchase Agreement
Exhibit F-2    Restricted Stock Purchase Agreement (milestone vesting)
Exhibit F-3    Restricted Stock Purchase Agreement (earnout vesting)
Exhibit G      Voting Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (the "AGREEMENT") is entered into as of January 23, 2002, by and among Integrated Silicon Solution, Inc., a Delaware corporation ("ISSI") and Purple Ray, Inc., a California corporation ("PURPLE RAY"), and Chris Wu, following his appointment under Section 10.2 hereof, as agent and attorney-in-fact for the shareholders of Purple Ray (the "AGENT"). ISSI and Purple Ray are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES" (the Agent shall be deemed to be a Party for purposes of Sections 10 and 12 hereof only).

                                    RECITALS

     A. Pursuant to this Agreement and the Certificate of Merger in the form attached hereto as Exhibit A (the "CERTIFICATE OF MERGER"), Purple Ray will merge with and into ISSI (the "MERGER") pursuant to the California Corporations Code and the Delaware General Corporation Law and the capital stock of Purple Ray shall be converted into the capital stock of ISSI as follows: (i) each share of common stock, no par value, of Purple Ray (the "PURPLE RAY COMMON STOCK") issued and outstanding immediately prior to the effective time of the Merger will be converted into 0.03266 shares of the common stock, $0.0001 par value, of ISSI (the "ISSI COMMON STOCK"), and (ii) each share of Series A Preferred Stock, no par value, of Purple Ray (the "PURPLE RAY PREFERRED STOCK", and together with Purple Ray Common Stock, the "PURPLE RAY CAPITAL STOCK") issued and outstanding immediately prior to the effective time of the Merger will be converted into
0.04250 shares of ISSI Common Stock. In addition, additional shares of ISSI Common Stock may be issued to the holders of Purple Ray capital stock upon the satisfaction of certain conditions described herein, and all options to purchase Purple Ray Common Stock issued and outstanding immediately prior to the effective time of the Merger (the "PURPLE RAY OPTIONS") shall be assumed by ISSI and converted into options to purchase ISSI Common Stock in accordance with the terms of this Agreement.

     B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the merger of Purple Ray with and into ISSI.

     C. The respective Boards of Directors of ISSI and Purple Ray have approved and adopted this Agreement, and the Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto do hereby agree as follows:

                                    AGREEMENT

     1. Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

          "AFFILIATE" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

          "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; and (d) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

          "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

          "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "INTELLECTUAL PROPERTY" means any or all of the following (whether under worldwide common law or statutory rights): (i) works of authorship, copyrights, copyright registrations, copyright applications, "moral rights," computer programs, source code, executable code (whether embodied in software, firmware, or otherwise), documentation, designs, records and data; (ii) inventions (whether or not patentable), patents, patent applications, improvements and associated technology; (iii) proprietary and confidential information, trade secrets and know how (including any associated rights with respect to the protection thereof); (iv) databases, data compilations, data collections and technical data; (v) logos, trade names, trade dress, trademarks, and service marks; (vi) domain names, web addresses and web sites; (vii) methods, processes, mask works; and (viii) all divisions continuations, renewals, reissuances and extensions of the foregoing (as applicable).

          "KNOWLEDGE" shall mean with respect to Purple Ray, the actual knowledge of either of Paul Cheng or Chris Wu, after a due and diligent inquiry of those employees and contract workers of Purple Ray whom such individuals reasonably believe would have actual knowledge of the matters represented.

          "MATERIAL ADVERSE EFFECT" shall mean, with respect to a Person, a material adverse effect on the business, condition (financial or otherwise), properties, assets, operations or results of operations, other than as a result of performance by such Person of its obligations under this Agreement, or a material adverse effect on such Person's ability to perform its obligations under this Agreement.

          "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

          "PURPLE RAY SHAREHOLDERS" shall mean the holders of record of any shares of any class of capital stock of Purple Ray immediately prior to the Effective Time of the Merger (other than the holders of Dissenting Shares).

          "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     2.   The Merger.

          2.1 Merger; Effective Time of the Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, Purple Ray will be merged with and into ISSI in accordance with the California Corporations Code (the "CCC") and Delaware General Corporation Law (the "DGCL"). In accordance with the provisions of this Agreement, the Certificate of Merger shall be filed with the California Secretary of State in accordance with the CCC and with the Delaware Secretary of State in accordance with the DCGL on the Closing Date (as defined in Section 2.2) and the capital stock of Purple Ray shall be converted into the capital stock of ISSI as follows: (i) each share of Purple Ray Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into 0.03266 shares of the ISSI Common Stock, and (ii) each share of Purple Ray Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into 0.04250 shares of ISSI Common Stock, each in the manner contemplated by Section 3. The Merger shall become effective at the time of the filing of the Certificate of Merger with the California Secretary of State and the Delaware Secretary of State (the date of such filing being hereinafter referred to as the "EFFECTIVE DATE OF THE MERGER" and the time of such filing being hereinafter referred to as the "EFFECTIVE TIME OF THE MERGER").

          2.2 Closing. The closing of the Merger (the "CLOSING") will take place upon satisfaction or waiver of all of the conditions set forth in Section 9 and as soon as practicable after satisfaction or waiver of the latest to occur of the conditions set forth in Sections 9.1(k) and 9.1(l) (the "CLOSING DATE"), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050.

          2.3 Effect of the Merger. At the Effective Time of the Merger, (i) the separate existence of Purple Ray shall cease and Purple Ray shall be merged with and into ISSI (Purple Ray and ISSI are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and ISSI after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Certificate of

Incorporation of ISSI shall be the Certificate of Incorporation of the Surviving Corporation, (iii) the Bylaws of ISSI shall be the Bylaws of the Surviving Corporation, (iv) the directors and officers of ISSI shall be the directors and officers of the Surviving Corporation and (v) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

          2.4 Tax-Free Reorganization. The Merger is intended to qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

          2.5  Additional Shares.

               (a) After the Closing, subject to the specifications and limitations in this Agreement, the Purple Ray Shareholders who held Purple Ray Preferred Stock immediately prior to the Effective Time of the Merger (the "PURPLE RAY PREFERRED SHAREHOLDERS") will be entitled to receive additional shares of ISSI Common Stock as follows (collectively the "ADDITIONAL MERGER CONSIDERATION"):

                    (i) an aggregate of 16,483 shares of ISSI Common Stock upon the completion on or before August 15, 2002 by ISSI of ten (10) fully functional engineering samples, which do not have to be fully qualified, of the PRSP4000 product, all of which are capable of performing at least 533 million searches per second (the "SAMPLE CONDITION");

                    (ii) if the Sample Condition is not completed on or before August 15, 2002, but is completed on or before November 15, 2002, an aggregate of 8,242 shares of ISSI Common Stock;

                    (iii) an aggregate of 16,483 shares of ISSI Common Stock upon the delivery on or before November 15, 2002 to ISSI of a letter confirmed by an agent or employee of ISSI from a responsible manager of a customer or prospective customer of ISSI stating that such customer has committed a design intended for production with the PRSP4000 product (the "DESIGN WIN CONDITION");

                    (iv) if the Design Win Condition is not completed on or before November 15, 2002, but is completed on or before February 15, 2003, an aggregate of 8,242 shares of ISSI Common Stock;

                    (v) an aggregate of 16,483 shares of ISSI Common Stock upon recognition on or before February 15, 2003 in accordance with ISSI's internal accounting policies (which shall conform to United States generally accepted accounting principles) of cumulative revenue on sales of the PRSP4000 product of at least $10,000 by ISSI (the "SALES CONDITION," and, collectively with the Sample Condition and the Design Win Condition, the "CONDITIONS"); and

                    (vi) if the Sales Condition is not completed on or before February 15, 2003, but is completed on or before May 15, 2003, an aggregate of 8,242 shares of ISSI Common Stock.

               (b) The aggregate number of shares of ISSI Common Stock that constitutes the Additional Merger Consideration, if any, shall be delivered to the Purple Ray Preferred Shareholders as soon as practicable (but no later than thirty (30) days) after the delivery of the Final Compliance Notice (as defined below); provided, however, that should there be at such time any dispute as to whether a Condition was satisfied or not, then such shares of ISSI Common Stock shall be delivered to the Purple Ray Preferred Shareholders as soon as practicable (but no later than thirty (30) days) after the final resolution of all such disputes pursuant to Section 2.5(c). The shares of ISSI Common Stock that constitutes the Additional Merger Consideration shall be allocated to each such Purple Ray Preferred Shareholder pro rata based on the number of shares of Purple Ray Preferred Stock held by such Purple Ray Shareholders immediately prior to the Effective Time of the Merger.

               (c) The officer or general manger of ISSI (the "ISSI REPRESENTATIVE") in charge of the division in which the Purple Ray assets are used and the PRSP4000 product is being developed (the "DIVISION") shall, on or before 10 days after each deadline for the satisfaction of a Condition described in Section 2.5(a), deliver to the Agent, or a designee of the Agent who was a Purple Ray employee immediately prior to the Effective Time of the Merger and who is then employed by ISSI in such division (the "PURPLE RAY REPRESENTATIVE") a written notice (the "COMPLIANCE NOTICE") indicating whether such Condition has been satisfied, and if such Condition has not been satisfied, a brief description of the criteria that have not been met. Notwithstanding the foregoing, the final Compliance Notice (the "FINAL COMPLIANCE NOTICE") shall be delivered on or before 10 days after the earlier of (i) May 15, 2003, or (ii) the satisfaction of the Sales Condition. Unless otherwise determined by an arbitration proceeding pursuant to Sections 2.5(d), the determination of the ISSI Representative shall be the conclusive determination as to whether any Condition was satisfied for purposes of this Section 2.

               (d) If the Purple Ray Representative does not agree with the conclusions made in any Compliance Notice, then each of the ISSI Representative and the Purple Ray Representative shall attempt to resolve the issue in good faith. If the ISSI Representative and the Purple Ray Representative have not, within ten (10) business days after the date of the delivery of the Final Compliance Notice, reached an agreement as to whether a Condition covered in any Compliance Notice was satisfied on or before the applicable deadline described in Section 2.5(a), then the Purple Ray Representative may demand in writing on or before twenty (20) business days after the date of the delivery of the Final Compliance Notice that the issue of whether such Condition has been satisfied be settled by arbitration conducted by three (3) arbitrators. For any such arbitration, ISSI and the Agent shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The arbitrators shall, within ten (10) business days after the last day of any hearings on any motion, issue a definitive ruling on such motion. The arbitrators shall also, within twenty (20) business days from the last day of any hearings, issue a definitive ruling on the imposition of any such sanctions or the issuance of any such award in such arbitration. The arbitrators shall also establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three (3) arbitrators shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrators.

               (e) Notwithstanding any provision of this Section 2.5, if the satisfaction of any Condition is delayed as a direct result of a fire, earthquake, general strike, significant power outage, government restriction, act of God or act of war or insurrection, then the deadline for such Condition shall be delayed for a period of time equal to the period of time from the date of such event to the date in which the Division is first reasonably able to resume pursuit of the Condition.

               (f) ISSI agrees to use all commercially reasonable efforts consistent with the goal of achieving the Conditions to provide commercially reasonable resources and to permit commercially reasonable focus on achieving the Conditions, and further agrees not to make operational or other decisions with respect to the PRSP4000 product for the purpose of decreasing the Additional Merger Consideration.

     3.   Effect of Merger; Exchange of Certificates.

          3.1 Conversion of Purple Ray Capital Stock. As of the Effective Time of the Merger, each share of Purple Ray Capital Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (other than shares, if any, held by persons exercising dissenters' rights in accordance with Chapter 13 of the CCL ("DISSENTING SHARES") as provided for in Section 3.3 below), shall, by virtue of the Merger and without any action on the part of Purple Ray Shareholders, be converted into shares of ISSI Common Stock as follows: (i) each share of Purple Ray Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted into
0.03266 (the "COMMON STOCK CONVERSION RATIO") shares of the ISSI Common Stock, and (ii) each share of Purple Ray Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted into
0.04250 (the "PREFERRED STOCK CONVERSION RATIO") shares of ISSI Common Stock (the consideration to be paid pursuant to (i) and (ii) above is hereinafter referred to as the "MERGER CONSIDERATION"). The Common Stock Conversion Ratio and the Preferred Stock Conversion Ratio will be adjusted as appropriate to give effect to any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into ISSI Common Stock), reorganization, recapitalization or other like change with respect to ISSI Common Stock occurring after the date hereof and prior to the Effective Time of the Merger.

          3.2 Assumption of Options. At the Effective Time of the Merger, each Purple Ray Option outstanding shall be assumed by ISSI and be converted into an Option to purchase ISSI Common Stock. Each Purple Ray Option so assumed by ISSI under this Agreement shall continue to have, and be subject to, the same terms and conditions, including vesting, set forth in the Purple Ray, Inc. 2000 Stock Plan (the "PLAN") and the option agreement applicable to such Purple Ray Option, except that (i) such assumed Purple Ray Option will be exercisable for that number of whole shares of ISSI Common Stock equal to the product of the number of shares of Purple Ray Common

Stock that were issuable upon exercise of such Purple Ray Option immediately prior to the Effective Time of the Merger multiplied by 0.03266 (the "OPTION CONVERSION RATIO"), rounded down to the nearest whole number of shares of ISSI Common Stock, and (ii) the per share exercise price for the shares of ISSI Common Stock issuable upon exercise of such assumed or replaced Purple Ray Option shall be equal to the quotient obtained by dividing the exercise price per share of Purple Ray Common Stock at which such assumed Purple Ray Option was exercisable immediately prior to the Effective Time of the Merger by the Option Conversion Ratio, rounded up to the nearest whole cent.

          3.3 Dissenters' Rights. If holders of Purple Ray Capital Stock are entitled to dissenters' rights at the Effective Time of the Merger under Section 1300 et seq. of the CCC, the shares as to which dissenters' rights are available ("DISSENTING SHARES") shall not be converted into the Merger Consideration on or after the Effective Time of the Merger, but shall instead be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the CCC. Each holder of Dissenting Shares (a "DISSENTING SHAREHOLDER") who, pursuant to the provisions of Section 1300 et seq. of the CCC, becomes entitled to payment of the value of shares of Purple Ray Capital Stock held by such Dissenting Shareholder shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of the legal obligation, after the Effective Time of the Merger, to deliver the Merger Consideration to any Dissenting Shareholder who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Shareholder, ISSI shall issue and deliver, upon surrender by such Dissenting Shareholder of his certificate or certificates representing shares of Purple Ray Capital Stock, the Merger Consideration to which such Dissenting Shareholder is then entitled under this Section 3.3 and Section 1300 et seq. of the CCC.

          3.4 Fractional Shares. No fractional shares of ISSI Common Stock shall be issued in the Merger. In lieu thereof, each holder of shares of Purple Ray Capital Stock who would otherwise be entitled to receive a fraction of a share of ISSI Common Stock shall receive from ISSI an amount of cash (rounded to the nearest whole cent) equal to the product of the fraction of a share of ISSI Common Stock to which such holder would otherwise be entitled, multiplied by the average closing price per share for the ISSI Common Stock for the ten consecutive trading days ending on and including the Effective Date of the Merger. For the purpose of determining fractional shares with respect to each Purple Ray Shareholder, all shares of ISSI Common Stock to be issued to such Purple Ray Shareholder as a result of the conversion of Purple Ray Capital Stock at the Effective Time of the Merger shall be aggregated.

          3.5 Exchange of Certificates.

               (a) Exchange Agent. Prior to the Closing Date, ISSI shall appoint itself or Mellon Shareholder Services, L.L.C. to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

               (b) ISSI to Provide ISSI Common Stock. Promptly after the Effective Date of the Merger, ISSI shall make available for exchange in accordance with this Section 3.5, through such reasonable procedures as ISSI may adopt that are not inconsistent with this Agreement, the shares of

ISSI Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Purple Ray Capital Stock.

               (c) Exchange Procedures. As soon as practicable, but no later than thirty (30) days after the Effective Date of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date of the Merger represented outstanding shares of Purple Ray Capital Stock (the "CERTIFICATES") whose shares are being converted into the Merger Consideration pursuant to Section 3.1 hereof (less any shares held in escrow pursuant to Section 3.7 hereof), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as ISSI may reasonably specify, including appropriate investment representations to be made by each such shareholder) (the "LETTER OF TRANSMITTAL") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (less any shares held in escrow pursuant to Section 3.7 hereof). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by ISSI, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of ISSI Common Stock (less any shares held in escrow pursuant to Section 3.7 hereof) to which the holder of Purple Ray Capital Stock is entitled pursuant to Section 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding Purple Ray Capital Stock. From and after the Effective Date of the Merger, until surrendered as contemplated by this Section 3.5(c), each Certificate shall be deemed for all corporate purposes to evidence the number of shares of ISSI Common Stock into which the shares of Purple Ray Capital Stock represented by such Certificate have been converted. Notwithstanding the foregoing procedures, ISSI shall use its reasonable efforts to provide the form of Letter of Transmittal to Purple Ray as soon as practical after the date hereof, and Purple Ray shall provide such Letter of Transmittal to each Purple Ray Shareholder. The parties agree that the Exchange Agent shall not be obligated to mail such Letter of Transmittal to any Purple Ray Shareholders to whom Purple Ray provided the Letter of Transmittal prior to Closing. ISSI agrees that to the extent a Purple Ray Shareholder provides a fully executed and completed Letter of Transmittal together with the related Certificates held by such shareholder to ISSI at least five (5) business days prior to the Closing, then ISSI will use its reasonable best efforts to provide to such Purple Ray Shareholder at the Closing, or as soon as practicable thereafter, a certificate representing the shares of ISSI Common Stock to which such shareholder is entitled pursuant to the terms hereof.

               (d) No Further Ownership Rights in Capital Stock of Purple Ray. The Merger Consideration delivered upon the surrender for exchange of shares of Purple Ray Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Purple Ray Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Purple Ray Capital Stock which were outstanding immediately prior to the Effective Date of the Merger. If, after the Effective Date of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.5, provided that the presenting holder is listed on Purple Ray's shareholder list as a holder of Purple Ray Common Stock.

          3.6 Taking of Necessary Action; Further Action. ISSI and Purple Ray shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purple Ray, the officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take, and shall take, all such action.

          3.7 Escrow Agreement. The parties hereto agree that 16,483 shares of the shares of ISSI Common Stock to be issued to the Purple Ray Preferred Shareholders in the Merger and 3,539 shares of the shares of ISSI Common Stock to be issued to the holders of Purple Ray Common Stock immediately prior to the Effective Time of the Merger (the "PURPLE RAY COMMON SHAREHOLDERS") (all of such share, collectively, the "ESCROW AMOUNT") shall be held in escrow pursuant to the terms of an escrow agreement in substantially the form attached hereto as Exhibit B (the "ESCROW AGREEMENT"). Notwithstanding anything to the contrary in this Agreement, no Purple Ray Shareholder shall receive certificates for any shares of ISSI Common Stock held in escrow unless and until permitted under the terms of the Escrow Agreement.

          3.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ISSI or the Exchange Agent, the posting by such person of a bond in such reasonable amount as ISSI or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of ISSI Common Stock, cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, on shares of ISSI Common Stock deliverable in respect thereof pursuant to Section 3 of this Agreement.

     4.   Securities Act Compliance.

          4.1 Securities Act Exemption. The issuance of the ISSI Common Stock in the Merger shall not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), in reliance upon Section 4(2) and/or Rule 506 under Regulation D of the Securities Act.

          4.2 Securities Restrictions. The certificates representing the shares of ISSI Common Stock issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with ISSI's transfer agent), stating substantially as follows:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) IN COMPLIANCE WITH RULE 144 OR (III) PURSUANT TO AN OPINION OF COUNSEL FOR ISSI THAT

               SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

     5. Representations and Warranties of Purple Ray. Purple Ray represents and warrants to ISSI that the statements contained in this Section 5 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by Purple Ray to ISSI on the date hereof (and initialed by ISSI), a copy of which is attached hereto as Exhibit C (referred to herein as the "PURPLE RAY DISCLOSURE SCHEDULE"). The Purple Ray Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

          5.1 Organization, Qualification, and Corporate Power. Purple Ray is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Purple Ray is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where the failure to obtain such qualification would be reasonably likely to result in a Material Adverse Effect. There is no state, other than California, in which Purple Ray owns any property or in which it has any employees, offices or operations. Purple Ray has full corporate power and authority, and has all necessary licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 5.1 of the Purple Ray Disclosure Schedule lists the directors and officers of Purple Ray. The operations now being conducted by Purple Ray are not now and have never been conducted under any other name. Purple Ray has delivered to ISSI a true, correct and complete copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Purple Ray, each as amended to date.

          5.2 Authorization. Purple Ray has full corporate power and authority to execute and deliver this Agreement, the Certificate of Merger, and any other agreements or documents executed by Purple Ray pursuant to this Agreement or the Merger (the "PURPLE RAY RELATED AGREEMENTS"), and subject to receipt of the requisite approval of its shareholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of Purple Ray are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement and the transactions contemplated hereby have been approved by the unanimous vote of Purple Ray's Board of Directors. Each of this Agreement, the Certificate of Merger and the Purple Ray Related Agreements, constitutes the valid and legally binding obligation of Purple Ray, enforceable against Purple Ray in accordance with their respective terms and conditions, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Purple Ray need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          5.3 Capitalization.

               (a) Capital Stock. As of the date of this Agreement, the entire authorized capital stock of Purple Ray consists of 33,000,000 shares of Purple Ray Capital Stock, consisting of 25,000,000 shares of Purple Ray Common Stock, 7,642,000 of which are issued and outstanding, and 8,000,000 shares of Purple Ray Preferred Stock, all of which are designated Series A Preferred Stock, 6,570,000 shares of which are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, and non-assessable, are free of any liens or encumbrances and are held of record by the respective shareholders as set forth in Section 5.3(a) of the Purple Ray Disclosure Schedule. All of the outstanding shares of capital stock have been offered, issued and sold by Purple Ray in compliance with applicable Federal and state securities laws. These are no declared or accrued but unpaid dividends with respect to any shares of Purple Ray Capital Stock.

               (b) No Other Rights or Agreements. Section 5.3(b) of the Purple Ray Disclosure Schedule lists all of the holders, as of the date of this Agreement, of options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require Purple Ray to issue, sell or otherwise cause to become outstanding any of its capital stock (the "STOCK RIGHTS"), and the number of shares of Purple Ray Common Stock subject to such Stock Rights. For each such holder, Section 5.3(b) of the Purple Ray Disclosure Schedule lists for each such Stock Right the applicable exercise price or conversion ratio, the date of grant or issuance, the vesting schedule, if any, the number of shares of Purple Ray Common Stock or Purple Ray Preferred Stock that are vested as of the date of this Agreement, and, if an option granted under the Purple Ray, Inc. 2000 Stock Plan, whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Except as set forth in Section 5.3(b) of the Purple Ray Disclosure Schedule, there are no other outstanding or authorized Stock Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Purple Ray. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Purple Ray.

          5.4 Noncontravention. Except as set forth in Section 5.4 of the Purple Ray Disclosure Schedule, neither the execution and the delivery of this Agreement by Purple Ray nor the consummation by Purple Ray of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purple Ray is subject or any provision of its Articles of Incorporation or bylaws, or (B) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, franchise permit or other arrangement to which Purple Ray is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

          5.5 Fees. Purple Ray has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney with respect to the transactions contemplated by this Agreement.

          5.6 Financial Statements. Section 5.6 of the Purple Ray Disclosure Schedule contains the unaudited balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 2000 and 2001 for Purple Ray (collectively the "FINANCIAL STATEMENTS"). The Financial Statements (including the notes thereto) are true and correct and have been prepared on a consistent basis throughout the periods covered thereby. The Financial Statements present fairly the financial condition of Purple Ray as of such dates and the results of operations of Purple Ray for such periods. The books of account of Purple Ray reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of Purple Ray required to be reflected therein in order to accurately represent the financial condition of Purple Ray in all material respects.

          5.7 Subsidiaries. Purple Ray has no subsidiaries and has not been a subsidiary of another company.

          5.8 Title to Assets. Except as set forth in Section 5.8 of the Purple Ray Disclosure Schedule, Purple Ray has good and marketable title to, or a valid leasehold interest in, the properties and assets (including, without limitation, all Intellectual Property) used by it, located on its premises, or shown on the balance sheet dated as of December 31, 2001 contained within the Financial Statements (the "MOST RECENT BALANCE SHEET") or acquired after the date thereof, free and clear of all Security Interests. No Person other than Purple Ray will own at the time of the Closing any assets or properties currently utilized in or necessary to the operations or business of Purple Ray or situated on any of the premises of Purple Ray. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of Purple Ray (or any interest therein) except for this Agreement.

          5.9 Events Subsequent to Most Recent Fiscal Year End. Since December 31, 2001(the "MOST RECENT FISCAL YEAR END"), there has not been any material adverse change in the business, condition (financial or otherwise), properties, assets, operations or results of operations of Purple Ray. Without limiting the generality of the foregoing, since that date:

               (a) Purple Ray has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

               (b) except for those agreements, contracts, leases and commitments identified in Section 5.17 of the Purple Ray Disclosure Schedule, Purple Ray has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "PURPLE RAY AGREEMENT") or extended or modified the terms of any Purple Ray Agreement which
(i) involves the payment of greater than $10,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of Purple Ray (iii) involves the sale of any assets (other than cash), (iv) involves any OEM relationship, or (v) involves any license of Purple Ray's technology;

               (c) no party (including Purple Ray) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which Purple Ray is a party or by which it is bound and Purple Ray has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a material value, whether or not in the Ordinary Course of Business;

               (d) none of the assets of Purple Ray, tangible or intangible, has become subject to any Security Interest;

               (e) Purple Ray has not made any capital expenditures not exceeding $10,000 in the aggregate of all such capital expenditures;

               (f) Purple Ray has not made any capital investment in, or any loan to, any other Person;

               (g) Purple Ray has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness; provided, however, Purple Ray may incur after the date of this Agreement indebtedness that
(i) (A) does not exceed an aggregate principal amount of $100,000, and (B) that does not bear an interest rate that exceeds 10%, or (ii) is approved by the written consent of ISSI, which consent shall not be unreasonably withheld;

               (h) Purple Ray has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (i) there has been no change made or authorized in the Articles of Incorporation or bylaws of Purple Ray; provided, that Purple Ray may prior to the Closing amend its articles of incorporation solely for the purpose of providing for the reallocation of proceeds in the event of a merger consistent with the allocation described in Section 3.1;

               (j) Purple Ray has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock; provided, however, that Purple Ray may redeem up to 2,773,431 shares of Purple Ray Common Stock held by Chris Wu or Paul Cheng as of the date of this Agreement at a price per share not to exceed the price per share paid by such holders of such shares of Purple Ray Common Stock;

               (k) Purple Ray has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate of all such damage, destruction and losses;

               (l) Purple Ray has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services;

               (m) Purple Ray has not made any loan to, or entered into any other transaction with, or paid any bonuses to, any of its Affiliates, directors, officers, or employees or their Affiliates, thereof; provided, however, that Purple Ray may redeem up to 2,773,431 shares of Purple Ray Common Stock held by Chris Wu or Paul Cheng as of the date of this Agreement at a price per share not to exceed the price per share paid by such holders of such shares of Purple Ray Common Stock, and may grant options to purchase up to 2,773,431 shares of Purple Ray Common Stock to persons eligible to receive such grants under the Plan at an exercise price of at least $0.10 and, with respect to options to purchase at least 2,398,780 of such shares of Purple Ray Common Stock, having vesting provisions that are the same as the vesting provisions included in the Restricted Stock Purchase Agreement attached hereto as Exhibit F-2.

               (n) Purple Ray has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (o) Purple Ray has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

               (p) Purple Ray has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

               (q) Purple Ray has not made any other change in employment terms for any of its directors or officers, and Purple Ray has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

               (r) Purple Ray has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or dealers;

               (s) Purple Ray has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

               (t) Purple Ray has not received notice or had Knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

               (u) Purple Ray has not changed any of the accounting principles followed by it or the method of applying such principles;

               (v) Purple Ray has not made a change in any of its banking or safe deposit arrangements;

               (w) Purple Ray has not entered into any transaction other than in the Ordinary Course of Business; and

               (x) Purple Ray is not obligated to do any of the foregoing.

          5.10 Undisclosed Liabilities. As of the date hereof, to Purple Ray's Knowledge, Purple Ray has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the Most Recent Balance Sheet,
(ii) liabilities which are set forth in Section 5.10 of the Purple Ray Disclosure Schedule, and (iii) and liabilities incurred in the Ordinary Course of Business and that do not exceed $1,000 individually or $5,000 in the aggregate.

          5.11 Legal Compliance. Purple Ray has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against, or received by, any governmental body alleging any failure to so comply. Purple Ray has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of Purple Ray as they are presently conducted, except for such licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations the absence of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Material Adverse Effect.

          5.12 Tax Matters.

               (a) For purposes of this Agreement, "TAXES" means all federal, state, municipal, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, withholding, capital stock, levies, imposts, duties, transfer and registration fees or similar taxes or charges imposed on the income, payroll, properties or operations of Purple Ray, together with any interest, additions or penalties, deficiencies or assessments with respect thereto and any interest in respect of such additions or penalties.

               (b) Purple Ray has filed all reports and returns with respect to any Taxes ("TAX RETURNS") that it was required to file. All such Tax Returns were correct and complete in all respects, except for any errors or omissions that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Purple Ray, and no such Tax Returns are currently the subject of audit. All Taxes owed by Purple Ray (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Balance Sheet. Purple Ray has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. Purple Ray is not currently the beneficiary of any extension of time within which to file any Tax Return, and Purple Ray has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

               (c) There is no dispute or claim concerning any Tax liability of Purple Ray either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. There are no tax liens of any kind upon any property or assets of Purple Ray, except for inchoate liens for taxes not yet due and payable.

               (d) Purple Ray has not filed a consent under Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE") concerning collapsible corporations. Purple Ray has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. Purple Ray has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2)
during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Purple Ray is not a party to any tax allocation or sharing agreement. Purple Ray (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "AFFILIATED GROUP") filing a consolidated federal Income Tax Return (other than a group the common parent of which was Purple Ray) and (B) has no any liability for the taxes of any Person (other than any of Purple Ray) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (e) The unpaid Taxes of Purple Ray (A) did not, as of the Most Recent Fiscal Year End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Purple Ray in filing its Tax Returns.

          5.13 Properties.

               (a) Purple Ray does not currently own and has never previously owned any real property.

               (b) Section 5.13 of the Purple Ray Disclosure Schedule lists and describes briefly all real property leased or subleased to Purple Ray. Purple Ray has delivered to ISSI correct and complete copies of the leases and subleases listed in Section 5.13 of the Purple Ray Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 5.13 of the Purple Ray Disclosure Schedule:

                    (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all respects against Purple Ray and, to Purple Ray's Knowledge, the other parties thereto;

                    (ii) neither Purple Ray nor, to Purple Ray's Knowledge, any other party thereto is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (iii) neither Purple Ray nor, to Purple Ray's Knowledge, any other party thereto has repudiated any provision thereof;

                    (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease: and

                    (v) Purple Ray has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

          5.14 Intellectual Property.

               (a) To Purple Ray's Knowledge, Purple Ray owns or has the right to use all Intellectual Property used in the operation of its business as conducted and as proposed to be conducted. Each item of Intellectual Property owned by Purple Ray immediately prior to the Effective Time will be available for use by ISSI on identical terms and conditions immediately after the Effective Time of the Merger. Assuming all consents to transfer listed in
Section 5.4 of the Purple Ray Disclosure Schedule are obtained (it being understood that Purple Ray represents and warrants that it shall use its best reasonable efforts to secure such consents), each item of Intellectual Property otherwise used by Purple Ray immediately prior to the Effective Time of the Merger will be available for use by ISSI on identical terms and conditions immediately after the Effective Time of the Merger.

               (b) To Purple Ray's Knowledge, Purple Ray has not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties, and has not received since its inception any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Purple Ray must license or refrain from using any Intellectual Property rights of any third party). To Purple Ray's Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of Purple Ray.

               (c) Section 5.14(c) of the Purple Ray Disclosure Schedule identifies each patent, copyright, trademark, mask work, right or domain name registration that has been issued to Purple Ray or any Affiliate of Purple Ray (including without limitation, trademarks, service marks, and domain names) and identifies each pending patent application or application for patent, copyright, trademark, mask work, right or domain name registration which Purple Ray or any Affiliate of Purple Ray has made. Purple Ray has delivered to ISSI correct and complete copies of all such patents, registrations and applications. Section 5.14(c) of the Purple Ray Disclosure Schedule identifies (i) each trade name or unregistered trademark of Purple Ray or any Affiliate of Purple Ray and (ii) each unregistered copyright owned by Purple Ray or any Affiliate of Purple Ray.
Section 5.14(c) of the Purple Ray Disclosure Schedule also identifies each computer program ("Software") that Purple Ray owns and that is material to Purple Ray's business. With respect to each item of Intellectual Property that Purple Ray owns and is material to its business, to Purple Ray's Knowledge:

                    (i) Purple Ray possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, lien, encumbrance or other restriction;

                    (ii) the item is legal and valid and in full force and effect and is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, or other similar decision;

                    (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened in writing which challenges the legality, validity, enforceability, use or ownership of the item; and

                    (iv) other than pursuant to the contracts listed in Section
5.17 of the Purple Ray Disclosure Schedule, Purple Ray has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, violation, or other conflict with respect to the item.

               (d) Section 5.14(d) of the Purple Ray Disclosure Schedule identifies each item of Intellectual Property material to the operation of Purple Ray's business that any third party owns and that Purple Ray uses pursuant to license, sublicense, agreement, or permission. Purple Ray has delivered to ISSI correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date), as well as all related amendments. With respect to each item of Intellectual Property required to be identified in Section 5.14(d) of the Purple Ray Disclosure Schedule:

                    (i) the license, sublicense (and to Purple Ray's Knowledge the underlying license with respect thereto), agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all respects against Purple Ray and, to Purple Ray's Knowledge, the other parties thereto;

                    (ii) neither Purple Ray nor, to Purple Ray's Knowledge, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                    (iii) neither Purple Ray nor, to Purple Ray's Knowledge, any other party thereto, has repudiated any provision thereof; and

                    (iv) Purple Ray has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission covering the item.

               (e) To Purple Ray's Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her best efforts to promote the interests of Purple Ray or that would conflict with Purple Ray's business. Neither the execution nor the delivery of this Agreement or the Ancillary Agreements, nor the carrying on of Purple Ray's business by the employees of Purple Ray, nor the conduct of Purple Ray's business as presently proposed, will, to Purple Ray's Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Purple Ray does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Purple Ray.

          5.15 Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Purple Ray owns and leases have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

        5.16 Inventory. Purple Ray does not have and does not maintain inventory, whether consisting of raw materials and supplies, manufactured and processed parts, work in process, or finished goods.

        5.17 Contracts. Section 5.17 of the Purple Ray Disclosure Schedule lists the following contracts, agreements, commitments and other arrangements to which Purple Ray is a party or by which Purple Ray or any of its assets is bound:

               (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person that involves aggregate annual payments of more than $10,000;

               (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

               (c) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $10,000;

               (d) any agreement concerning a partnership or joint venture;

               (e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in or under which a Security Interest has been imposed on any of its assets, tangible or intangible; provided, however, Purple Ray may incur after the date of this Agreement indebtedness that
(i) (A) does not exceed an aggregate principal amount of $100,000, and (B) that does not bear an interest rate that exceeds 10%, or (ii) is approved by the written consent of ISSI, which consent shall not be unreasonably withheld;

               (f) any agreement concerning noncompetition or restraint of trade;

               (g) any agreement with any Purple Ray shareholder or any of such shareholder's Affiliates (other than Purple Ray) or with any Affiliate of Purple Ray;

               (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

               (i) any collective bargaining agreement;

               (j) any agreement for the employment (other than employment agreements that are terminable at will by Purple Ray) of any individual on a full-time, part-time, consulting, or other basis;

               (k) any executory agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

               (l) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

               (m) any executory agreement with any original equipment manufacturer entered into or performed by Purple Ray;

               (n) any executory agreement pursuant to which Purple Ray is obligated to provide maintenance, support or training for its products;

               (o) any agreement pursuant to which any of Purple Ray's products are manufactured which involves aggregate annual payments of more than $10,000; and

               (p) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 or which is expected to continue for more than one (1) year from the date hereof.

Purple Ray has delivered to ISSI a correct and complete copy of each written agreement listed in Section 5.17 of the Purple Ray Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.17 of the Purple Ray Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable against Purple Ray, and in full force and effect in all material respects; (B) neither Purple Ray nor, to Purple Ray's Knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) to Purple Ray's Knowledge, no party has repudiated any provision of the agreement; (D) there are no disputes, oral agreements or forbearance programs in effect with respect to the agreement; and (E) Purple Ray does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms and without resulting in a material loss to any of Purple Ray.

          5.18 Notes and Accounts Receivable. There are no notes or accounts receivable of Purple Ray.

          5.19 Power of Attorney. There are no outstanding powers of attorney executed on behalf of Purple Ray.

          5.20 Insurance. Purple Ray has delivered or made available to ISSI copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Purple Ray is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) to Purple Ray's Knowledge, the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received); (B) neither Purple Ray nor, to Purple Ray's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof; and (D) there has been no failure to give any notice or present any claim under the policy in due and timely fashion.

          5.21 Litigation. Section 5.21 of the Purple Ray Disclosure Schedule sets forth each instance in which Purple Ray (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been since its inception a party, or, to Purple Ray's Knowledge, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To Purple Ray's Knowledge, there are no facts or circumstances which would form the basis of any claim against Purple Ray.

          5.22 Product Warranty and Liability. Since its inception, Purple Ray has not licensed, manufactured, sold, leased or delivered any products to any third parties.

          5.23 Employees. No executive, key employee, or significant group of employees has advised any executive officer of Purple Ray that he, she or they plan to terminate employment with Purple Ray during the next 12 months. Purple Ray is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To Purple Ray's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Purple Ray.

          5.24 Employee Benefits.

               (a) Section 5.24(a) of the Purple Ray Disclosure Schedule lists each Employee Benefit Plan that Purple Ray maintains or to which Purple Ray contributes or is obligated to contribute.

                    (i) Each such Employee Benefit Plan (and each related trust, or fund established by Purple Ray) complies in form and in operation in all material respects with their terms, the applicable requirements of ERISA, the Code, and other applicable laws.

                    (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Code Sec. 4980B have been met in all respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. No event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject Purple Ray to any tax under Code Sections 4972, 4976 or 4979 or to a fine under ERISA Sections 502(i) or 502(l).

                    (iii) All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due shall been paid to each such Employee Benefit Plan or shall be accrued in accordance with the custom and practice of Purple Ray.

                    (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and which is intended to qualify under Code Sec. 401(a), has received a favorable determination letter from the Internal Revenue Service with respect to the qualification of the plan under Code Section 401(a) and the exemption of any corresponding trust under Code Section 501, unless the Internal Revenue Service is deemed to have approved the form of such Plan under applicable IRS Revenue Procedures. A copy of such determination letters have been provided to ISSI and nothing has occurred since the date of each such determination letter that would cause such Employee Pension Benefit Plan to lose its ability to rely on such letter. A copy of any determination letters applicable to such restatement which have been received by Purple Ray has been provided to ISSI.

                    (v) Neither Purple Ray nor any other Person or entity under common control with Purple Ray within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder has now or at any previous time, maintained, established, sponsored, participated in, or contributed to, any Employee Pension Benefit Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Employee Welfare Benefit Plan or other Employee Benefit Plan providing welfare benefits is funded with a trust or other funding vehicle, other than insurance policies or contracts with a health maintenance organization or similar health care delivery entity.

                    (vi) Purple Ray has delivered to ISSI correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if any, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each maintained Employee Benefit Plan. The terms of any such documentation or other communication do not prohibit ISSI from amending or terminating any such Employee Benefit Plan.

               (b) With respect to each Employee Benefit Plan that Purple Ray, and/or any controlled group of corporations within the meaning of Code Sec. 1563 (a "CONTROLLED GROUP OF CORPORATIONS") which includes Purple Ray, maintains or ever has maintained or to which any of them contributes, ever contributed, or ever has been required to contribute:

                    (i) There have been no prohibited transactions within the meaning of ERISA Sec 406 and Code Sec. 4975 with respect to any such Employee Benefit Plan. No fiduciary within the meaning of ERISA Sec. 3(21) (a "FIDUCIARY"), has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

               (c) Except as disclosed in Section 5.24(c) of the Purple Ray Disclosure Schedule, Purple Ray does not maintain or contribute to, has never maintained or contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan or any other Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B or Part 6 of Subtitle B of Title I of ERISA).

               (d) There is no liability in connection with any Employee Benefit Plan that is not fully disclosed or provided for on the Most Recent Balance Sheet for which disclosure would be required under generally accepted accounting principles.

               (e) No Employee Benefit Plan of Purple Ray has any liability to any plan participant, beneficiary or other person by reason of the payment of benefits or the failure to pay benefits with respect to benefits under or in connection with any such Employee Benefit Plan, other than claims in the normal administration of such plans.

          5.25 Guaranties. Purple Ray is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

          5.26 Environment, Health, and Safety.

               (a) For purposes of this Agreement, the following terms have the following meanings:

               "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms as defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

               "HAZARDOUS MATERIAL" means any material or substance that, whether by its nature or use, is now defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and

Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now regulated under any Environmental, Health and Safety Laws.

               (b) Compliance with Laws. To Purple Ray's Knowledge, Purple Ray has obtained, and is and has been in compliance in with all applicable permits, licenses, registrations, approvals and other authorizations that are required for the operation of Purple Ray's business under all applicable Environmental, Health and Safety Laws. To Purple Ray's Knowledge, Purple Ray has complied with and is in compliance with all applicable Environmental, Health and Safety Laws.

               (c) Hazardous Materials. Purple Ray has not transported to disposed of, released, discharged, or emitted any Hazardous Materials into the air, soil, groundwater or otherwise at any properties owned, leased or occupied at any time by Purple Ray, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to Purple Ray. To Purple Ray's Knowledge, no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Purple Ray, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased, or used at any time by Purple Ray, so as to give rise to any liability or clean-up obligation under Environmental, Health and Safety Laws.

          5.27 Certain Business Relationships With Purple Ray. Other than security holdings in publicly traded company that do not exceed 5% of the outstanding securities of such companies, neither Paul Cheng nor Chris Wu, nor, to Purple Ray's Knowledge, any of the directors or officers of Purple Ray, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Purple Ray, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by Purple Ray.

          5.28 No Adverse Developments. There is no development (other than general economic factors affecting the worldwide economy or the technology industry in general) or, to Purple Ray's Knowledge, threatened development affecting Purple Ray (or affecting customers, suppliers, employees, and other Persons which have relationships with Purple Ray) that (i) is having or is reasonably likely to have a Material Adverse Effect on Purple Ray, or (ii) would prevent the Surviving Corporation from conducting the business of Purple Ray following the Closing in the manner in which it was conducted by Purple Ray prior to the Closing.

          5.29 Full Disclosure. No representation or warranty in this Section 5 or in any document delivered by Purple Ray pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to ISSI pursuant hereto or in connection with this Agreement, contains any untrue statement of a material fact, or omits to state any fact necessary to make any statement herein or therein not materially misleading. Purple Ray has delivered or made available to ISSI true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Purple Ray Disclosure Schedule.

          5.30 Purple Ray Shareholders. To the knowledge of Purple Ray, each of the Purple Ray Shareholders is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

     6. Representations and Warranties of ISSI. ISSI represents and warrants to Purple Ray that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6), except as set forth in the disclosure schedule delivered by ISSI to Purple Ray on the date hereof (and initialed by ISSI and Purple Ray), a copy of which is attached hereto as Exhibit D (referred to herein as the "ISSI DISCLOSURE SCHEDULE"). The ISSI Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 6.

          6.1 Organization, Qualification, and Corporate Power. ISSI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. ISSI is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. ISSI has full corporate power and authority, and has all necessary licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

          6.2 Authorization. ISSI has full power and authority to execute and deliver this Agreement, the Certificate of Merger and each other agreement or document executed by ISSI pursuant to this Agreement or the Certificate of Merger (the "ISSI RELATED AGREEMENTS"), and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder, and no other proceedings on the part of ISSI are necessary to authorize the execution, delivery and performance of this Agreement, the Certificate of Merger or the ISSI Related Agreements. This Agreement, the Certificate of Merger and the ISSI Related Agreements, and the transactions contemplated hereby and thereby, have been approved by the unanimous vote of ISSI's Board of Directors. This Agreement, the Certificate of Merger and the ISSI Related Agreements constitute the valid and legally binding obligations of ISSI, enforceable against ISSI in accordance with their respective terms and conditions, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. ISSI need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          6.3 Capitalization.

               (a) As of December 12, 2001, the authorized capital stock of ISSI consisted of (i) 5,000,000 shares of Preferred Stock, $0.0001 par value, none of which are issued or outstanding and (ii) 70,000,000 shares of Common Stock, $0.0001 par value of which 26,623,793 shares were issued and outstanding. All of the outstanding shares of ISSI's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 6.3 or as described in the ISSI SEC Reports (as defined herein), there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating ISSI to issue or sell any shares of capital stock of, or other equity interests in, ISSI.

               (b) The shares of ISSI Common Stock to be issued pursuant to
Section 3.1 of this Agreement are duly authorized and reserved for issuance, and upon issuance thereof will be validly issued, fully paid and nonassessable.

          6.4 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which ISSI is subject or any provision of its charter or bylaws, or (B) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any material agreement, contract, lease, license, instrument, or other arrangement to which ISSI is a party or by which its is bound or to which any of its material assets is subject.

          6.5 SEC Filings; Financial Statements.

               (a) ISSI has filed all forms, reports and documents required to be filed with the SEC since September 30, 2000, and has heretofore made available to Purple Ray, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal years ended September 30, 2000 and September 30, 2001, (ii) its Quarterly Reports on Form 10-Q for the periods ended December 31, 2000, March 31, 2001 and June 30, 2001, (iii) the proxy statement relating to ISSI's annual meeting of stockholders held on February 6, 2001, and (iv) all other reports filed by ISSI with the SEC since September 30, 2000 (collectively, the "ISSI SEC Reports"). The ISSI SEC Reports (i) were filed on a timely basis,
(ii) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (iii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the ISSI SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, except as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of ISSI and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

          6.6 Absence of Changes. Since September 30, 2001, ISSI has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect to ISSI; (ii) any acquisition, sale or transfer of any material asset of ISSI other than in the ordinary course of business and ISSI has not entered into an agreement with respect to the foregoing; or (iii) any material change in accounting methods or practices by ISSI.

          6.7 Tax Matters. As of the date hereof, neither ISSI nor any of its Affiliates has taken or agreed to take any action, nor does ISSI have knowledge of any fact or circumstance that would the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          6.8 Brokers' Fees. ISSI does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     7. Pre-Closing Covenants. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Effective Time of the Merger:

          7.1 General. Each of the Parties will use all of their reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

          7.2 Notices and Consents. Purple Ray will give any notices to third parties and will use all of its reasonable efforts to obtain any third party consents that are required in connection with the matters identified in Section
5.4 of the Purple Ray Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use all of its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Section 5.4 of the Purple Ray Disclosure Schedule.

          7.3 Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time of the Merger, Purple Ray agrees to use all of its reasonable efforts to cause Purple Ray, except to the extent that ISSI shall otherwise consent in writing, to carry on their business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay their Taxes and payroll when due, to the extent consistent with such business, use all of their reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired their goodwill and ongoing businesses at the Effective Time of the Merger. Purple Ray shall promptly notify ISSI of any event, occurrence or emergency not in the ordinary course of business of Purple Ray, and any material event involving Purple Ray. Without limiting the generality of the foregoing and except as expressly required by this Agreement, Purple Ray shall not, without the prior written consent of ISSI:

               (a) enter into any commitment or transaction of the type described in Section 5.17 hereof;

               (b) (i) sell, license or transfer to any person or entity any rights to any Intellectual Property or enter into any agreement with respect to any Intellectual Property with any person or entity or with respect to any intellectual property of any person or entity, (ii) buy or license any intellectual property or enter into any agreement with respect to the intellectual property of any person or entity, (iii) enter into any agreement with respect to the development of any intellectual property with a third party,
(iv) or change pricing or royalties charged by Purple Ray to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed intellectual property to Purple Ray;

               (c) enter into or amend any contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of Purple Ray;

               (d) amend or otherwise modify (or agree to do so), or violate the terms of, any of the contracts and agreements set forth or described in the Purple Ray Disclosure Schedule;

               (e) commence or settle any litigation;

               (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Purple Ray Common Stock, or split, combine or reclassify any Purple Ray Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Purple Ray Common Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Purple Ray Common Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Purple Ray Options;

               (g) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of Purple Ray or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating Purple Ray to issue or purchase any such shares or other convertible securities (other than the issuance of shares of Purple Ray Capital Stock upon the exercise of Purple Ray Options or warrants outstanding on the date of this Agreement in accordance with their present terms, or upon conversion of Purple Ray Preferred Stock outstanding on the date of this Agreement);

               (h) cause or permit any amendments to its articles of incorporation, bylaws or other organizational documents of the Purple Ray, except that Purple Ray may amend its articles of incorporation solely for the purpose of providing for the reallocation of proceeds in the event of a merger consistent with the allocation described in Section 3.1;

               (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Purple Ray's business;

               (j) sell, lease, license or otherwise dispose of any properties or assets (other than cash);

               (k) incur any indebtedness in excess of $10,000 or guarantee any indebtedness in excess of $10,000 or issue or sell any debt securities or guarantee any debt securities of others; provided, however, Purple Ray may incur after the date of this Agreement indebtedness that (i) (A) does not exceed an aggregate principal amount of $100,000, and (B) that does not bear an interest rate that exceeds 10%, or (ii) is approved by the written consent of ISSI, which consent shall not be unreasonably withheld;

               (l) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

               (m) grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee or contract worker except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Purple Ray Disclosure Schedule;

               (n) except as required to comply with applicable law, adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, employee or contract worker, or increase the salaries or wage rates of its employees or contract workers except payments made pursuant to standard written agreements in place on the date hereof and disclosed in the Purple Ray Disclosure Schedule;

               (o) revalue any of their assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (p) pay, discharge or satisfy, in an amount in excess of $5,000 in any one case, or $10,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business in accordance with their terms of liabilities (i) reflected or reserved against in the Most Recent Balance Sheet or described in Section 5.10 of the Purple Ray Disclosure Schedule, (ii) incurred in the Ordinary Course of Business after the date of this Agreement, or (iii) fees and expenses directly related to the consummation of the Merger to the persons described in Section 5.5 of the Purple Ray Disclosure Schedule;

               (q) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (r) enter into any strategic alliance or joint marketing arrangement or agreement;

               (s) take any action to accelerate the vesting schedule of any of the outstanding Purple Ray Options or Purple Ray Common Stock;

               (t) hire or terminate any employees or contract workers, or encourage any employees or contract workers to resign from Purple Ray; or

               (u) take, or agree in writing or otherwise to take, any of the actions described in this Section 7.3, or any other action that would (i) prevent Purple Ray from performing or cause Purple Ray not to perform its covenants hereunder or (ii) cause or result in any or their respective representations and warranties contained herein being untrue or incorrect.

Notwithstanding the foregoing, Purple Ray may redeem up to 2,773,431 shares of Purple Ray Common Stock held by Chris Wu or Paul Cheng as of the date of this Agreement at a price per share not to exceed the price per share paid by such holders of such shares of Purple Ray Common Stock, and may grant options to purchase up to 2,773,431 shares of Purple Ray Common Stock to persons eligible to receive such grants under the Plan at an exercise price of at least $0.10 and, with respect to options to purchase at least 2,398,780 of such shares of Purple Ray Common Stock, having vesting provisions that are the same as the vesting provisions included in the Restricted Stock Purchase Agreement attached hereto as Exhibit F-2.

        7.4 Access to Information. Purple Ray will permit ISSI and its representatives to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Purple Ray, to the business and operations of Purple Ray. ISSI agrees to maintain the confidentiality of such information in accordance with the provisions of Section
8.4 of this Agreement. Neither such access, inspection and furnishing of information to ISSI and its representatives, nor any investigation by ISSI and its representatives, shall in any way diminish or otherwise affect ISSI's right to rely on any representation or warranty made by Purple Ray hereunder.

        7.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 5 or Section 6 above. No disclosure by any Party pursuant to this Section 7.5, however, shall be deemed to amend or supplement the Purple Ray Disclosure Schedule or the ISSI Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

        7.6 Solicitation of Written Consents. Purple Ray will solicit the written consent to the Merger from each of the shareholders of Purple Ray as soon as practicable following the execution of this Agreement, and shall use its reasonable best efforts to obtain such consent. The Board of Directors of Purple Ray will recommend unanimously the approval of the Merger by the Purple Ray Shareholders.

        7.7 Exclusivity. Purple Ray will not, either directly or indirectly through any of its Affiliates, (i) take any action to solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities (other than pursuant to the Plan, Purple Ray Options or the warrants disclosed in the Purple Ray Disclosure Schedule or as a result of the conversion of the Purple Ray Preferred Stock outstanding on the date of this Agreement), or a substantial portion of the assets, of Purple Ray or its subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) (a "TAKEOVER PROPOSAL") or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any Takeover Proposal. Purple Ray will promptly notify ISSI after receipt of any Takeover Proposal or any notice that any Person is considering a Takeover Proposal or any request for nonpublic information relating to Purple Ray or for access to the properties, books or records of Purple Ray. In addition, Purple Ray shall deliver to ISSI promptly after its receipt a copy of any correspondence (whether in writing or in any electronic transmission), relating to any Takeover Proposal or request for nonpublic information.

          7.8 Warrants. Prior to the Effective Time of the Merger, Purple Ray shall terminate or cause the exercise of all outstanding warrants to purchase Purple Ray Capital Stock.

     8.   Additional Covenants.

          8.1 General. In case at any time after the Effective Time of the Merger any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below).

          8.2 Litigation Support. Following the Effective Time of the Merger, in the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time of the Merger involving Purple Ray or (B) arising out of ISSI's operation of the business of the Surviving Corporation following the Effective Time of the Merger in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the party, its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10 below).

          8.3 Transition. None of the officers or directors of Purple Ray will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Purple Ray from maintaining the same business relationships with the Surviving Corporation after the Effective Time of the Merger as it maintained with Purple Ray prior to the Effective Time of the Merger.

          8.4 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential, except to the extent that such information is or becomes publicly known or available or is independently acquired or developed. In this regard, Purple Ray acknowledges that ISSI's Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, Purple Ray agrees not to, and agrees to advise its shareholders, employees and agents not to, engage in any transactions in ISSI's Common Stock in violation of applicable insider trading laws.

          8.5 Purple Ray Employees. All employees of Purple Ray immediately prior to the Effective Time of the Merger shall become employees of ISSI or the Surviving Corporation following the Effective Time of the Merger and will be subject to ISSI's standard employment terms and practices and will be eligible to participate in all standard ISSI benefit plans based upon seniority determined by their respective dates of hire by Purple Ray.

          8.6 Purple Ray Options.

               (a) On or before the Closing Date, Purple Ray and each holder of a Purple Ray Option that is then an employee of Purple Ray shall enter into a written agreement pursuant to which the shares of Purple Ray Common Stock that may be purchased upon exercise of such Purple Ray Option that are then unvested shall thereafter vest pursuant to vesting provisions that are the same as the vesting provisions included in the Restricted Stock Purchase Agreement attached hereto as Exhibit F-2 (an "OPTION MODIFICATION AGREEMENT").

               (b) At the Effective Time of the Merger, each Purple Ray Option outstanding shall be assumed by ISSI and be converted into an option to purchase ISSI Common Stock in accordance with Section 3.2 of this Agreement. Consistent with the terms of the Plan and the documents governing the outstanding options under the Plan, the Merger will not terminate any of the outstanding Purple Ray Options under the Plan or accelerate the exercisability or vesting of such options or the shares of ISSI Common Stock which will be subject to those options upon ISSI's assumption of the Purple Ray Options in the Merger. ISSI shall take all corporate action necessary for the assumption of the Plan, including the reservation for issuance of a sufficient number of shares of ISSI Common Stock for delivery under the Plan assumed in accordance with this Section
8.6. It is the intention of the parties that the options so assumed by ISSI qualify, to the maximum extent permissible, following the Effective Time of the Merger as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time of the Merger. As soon as practicable after the Effective Time of the Merger, ISSI will issue to each person who, immediately prior to the Effective Time of the Merger, was a holder of an outstanding Purple Ray Non-Employee Option under the Plan a document evidencing the foregoing assumption of such option by ISSI.

          8.7 S-8 Registration. Not later than thirty (30) days after the Closing Date, ISSI agrees to file, if available for use by ISSI, with the U.S. Securities and Exchange Commission, a registration statement on Form S-8 registering a number of shares of ISSI Common Stock equal to the number of shares of ISSI Common Stock issuable upon the exercise of all Purple Ray Options assumed by ISSI pursuant to Section 8.6 hereof. ISSI shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          8.8 S-3 Registration. Not later than thirty (30) days after the Closing Date, ISSI agrees to file, if available for use by ISSI, with the U.S. Securities and Exchange Commission, a registration statement on Form S-3 registering for resale by the Purple Ray Shareholders the ISSI Common Stock issuable pursuant to Section 3.1 of this Agreement. ISSI shall use all of its reasonable efforts to cause such registration statement to be declared effective as soon as practicable after filing, and to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) until the earlier of (i) the date upon which all of such of ISSI Common Stock have been sold by the Purple Ray Shareholders, or
(ii) the first date upon which all such shares of ISSI Common Stock then held by all such Purple Ray Shareholders may be sold by such Purple Ray Shareholders under Rule 144 promulgated under the Securities Act without any limitation on the amount of such shares that may be sold. ISSI hereby represents and warrants that it is currently eligible to use Form S-3 to register the sale of shares of ISSI Common Stock held by shareholders of ISSI.

          8.9 Tax-Free Reorganization. ISSI and Purple Ray shall each use its reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

          8.10 Purple Ray Director and Officer Indemnification.

               (a) From and after the Effective Time of the Merger, ISSI shall, to the fullest extent permitted by law, for a period of six years from the Effective Time of the Merger, honor all of Purple Ray's obligations under its Articles of Incorporation or the CCC to indemnify and hold harmless each present and former director and officer of Purple Ray (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the extent that such obligations under its Articles of Incorporation or the CCC to indemnify and hold harmless exist on the date of this Agreement.

               (b) The provisions of this Section 8.10 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          8.11 Securities Law Exemption; Information Statement. Purple Ray shall as soon as practicable after the date of this Agreement conduct a reasonable inquiry of each of the Purple Ray Shareholders for the purpose of determining whether such Purple Ray Shareholder is an accredited investor within the meaning of Regulation D under the Act, and shall report the results of such inquiry to ISSI. If ISSI is unable to form a reasonable belief that all of the Purple Ray Shareholders are accredited investors, then ISSI and Purple Ray shall prepare an information statement (the "INFORMATION STATEMENT") to be distributed to the Purple Ray Shareholders, which shall constitute a disclosure document for the offer and issuance of the shares of ISSI Common Stock to be received by the holders of the Purple Ray Capital Stock. Each of ISSI and Purple Ray shall use all their reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws, including Regulation D promulgated under the Securities Act. The Information Statement shall include information regarding Purple Ray and ISSI, the terms of this Agreement and the Merger and the unanimous recommendation of the Board of Directors of Purple Ray in favor of this Agreement and the Merger. Each of ISSI and Purple Ray agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for including in the Information Statement, or in any amendment or supplements thereto, and to cause its counsel to cooperate with the other's counsel and auditors in preparation of the Information Statement. ISSI will promptly advise Purple Ray, and Purple Ray will promptly advise ISSI, in writing if at any time prior to the Effective Time of the Merger such party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law.

          8.12 Tax Return Preparation. To the extent not completed by Purple Ray on or before the Closing, ISSI shall file the federal income tax returns for Purple Ray for the year ended December 31, 2001 and for the stub period ending on the Effective Date of the Merger. The cumulative expenses incurred by Purple Ray or ISSI for the preparation of the federal income tax returns for Purple Ray for the year ended December 31, 2001 and for the stub period ending on the Effective Date of the Merger that exceed $5,000 shall constitute a claim against the escrow under Section 10.2.

     9.   Conditions to Obligations to Close.

          9.1 Conditions to ISSI's Obligation to Close. The obligations of ISSI to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               (a) the representations and warranties set forth in Section 5 above shall be true and correct in all respects at and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) to the extent that such failure of any such representation or warranty to be true and correct in all respects, either individually or together with all such failures, does not or could not reasonably be expected to have a Material Adverse Effect on Purple Ray or the Surviving Corporation;

               (b) Purple Ray shall have performed and complied with all of its covenants hereunder in all material respects through the Closing to the extent required to be performed or complied with at or prior to the Closing (after giving effect to any action taken by Purple Ray to cure any failure to perform or noncompliance between the date of this Agreement and the Closing);

               (c) the President and the Secretary of Purple Ray shall have delivered to ISSI a certificate to the effect that each of the conditions specified above in 9.1(a) to 9.1(b) (inclusive) is satisfied in all respects;

               (d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of ISSI to control Purple Ray following the Effective Time of the Merger, or (D) affect materially and adversely the right of Purple Ray to own its assets (including without limitation its intellectual property assets) and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused any of the effects under clause (A), (B), (C), or (D) of this Section 9.1(c) to occur.

               (e) Purple Ray shall provide ISSI certificates from the Secretary of State of California and Franchise Tax Board of California as to Purple Ray's good standing and payment of all applicable taxes;

               (f) each of Paul Cheng and Chris Wu shall have executed and delivered a Non Competition Agreement in the form attached hereto as Exhibit E, and each such agreement shall be in full force and effect (assuming the due execution and delivery thereof by ISSI);

               (g) Chris Wu shall have executed and delivered a Restricted Stock Purchase Agreement in the form attached hereto as Exhibit F-1 with respect to 14,697 shares of ISSI Common Stock, and a Restricted Stock Purchase Agreement in the form attached hereto as Exhibit F-2 with respect to 9,285 shares of ISSI Common Stock, and a Restricted Stock Purchase Agreement in the form attached hereto as Exhibit F-3 with respect to 2,640 shares of ISSI Common Stock, and each such agreement shall be in full force and effect (assuming the due execution and delivery thereof by ISSI);

               (h) Paul Cheng shall have executed and delivered a Restricted Stock Purchase Agreement in the form attached hereto as Exhibit F-1 with respect to 29,394 shares of ISSI Common Stock, a Restricted Stock Purchase Agreement in the form attached hereto as Exhibit F-2 with respect to 34,847 shares of ISSI Common Stock, and a Restricted Stock Purchase Agreement in the form attached hereto as Exhibit F-3 with respect to 5,812 shares of ISSI Common Stock, and each such agreement shall be in full force and effect (assuming the due execution and delivery thereof by ISSI);

               (i) each of the holders of Purple Ray Common Stock other than Chris Wu or Paul Cheng immediately prior to Closing shall execute a Restricted Stock Purchase Agreement in the form attached hereto as Exhibit F-3 with respect to 15% of the shares of ISSI Common Stock issuable to such holder upon conversion of their Purple Ray Common Stock;

               (j) each of Paul Cheng and Chris Wu shall have executed and delivered a Voting Agreement in the form attached hereto as Exhibit G, and each such agreement shall be in full force and effect (assuming the due execution and delivery thereof by ISSI);

               (k) this Agreement and the Merger shall have been approved by the vote of the holders of at least 90% of the outstanding Purple Ray Common Stock and 90% of the outstanding Purple Ray Preferred Stock;

               (l) all outstanding warrants to purchase any shares of capital stock of Purple Ray shall have been exercised or terminated;

               (m) the Investor Rights Agreement dated November 29, 2000 shall be terminated;

               (n) Purple Ray shall have complied with its covenants under
Section 8.11 and ISSI shall have formed a reasonable belief that all of the Purple Ray Shareholders are accredited investors within the meaning of Regulation D promulgated under the Securities Act, or the Purple Ray Shareholders shall have received an Information Statement containing the information that is required pursuant to Rule 502(b) of Regulation D;

               (o) seven of the eight employees of Purple Ray as of the date of this Agreement shall have entered into a Option Modification Agreement and shall have accepted employment with ISSI; and

               (p) Purple Ray and ISSI shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit B and such agreement shall be in full force and effect (assuming the due execution and delivery thereof by ISSI and the other parties thereto).

          ISSI may waive any condition (in whole or in part) specified in this
Section 9.1 if it executes a writing so stating at or prior to the Closing.

          9.2 Conditions to Purple Ray's Obligation. The obligation of Purple Ray to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (a) the representations and warranties set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) to the extent that such failure of any such representation or warranty to be true and correct in all respects, either individually or together with all such failures, does not or could not reasonably be expected to have a Material Adverse Effect on ISSI;

               (b) ISSI shall have performed and complied with all of its covenants hereunder in all material respects through the Closing to the extent required to be performed or complied with at or prior to the Closing (after giving effect to any action taken by ISSI to cure any failure to perform or noncompliance between the date of this Agreement and the Closing);

               (c) the Chief Financial Officer or other duly authorized officer of ISSI shall have delivered to Purple Ray a certificate to the effect that each of the conditions specified above in Section 9.2(a) to 9.2(b) inclusive) is satisfied in all respects;

               (d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect;

               (e) ISSI shall have executed and delivered an Escrow Agreement substantially in the form attached hereto as Exhibit B and such agreement shall be in full force and effect (assuming the due execution and delivery thereof by Purple Ray and the other parties thereto); and

               (f) This Agreement shall have been approved and adopted by at least the minimum vote of the Purple Ray Shareholders required by the CCC and the Articles of Incorporation of Purple Ray existing as of the date hereof.

          Purple Ray may waive any condition (in whole or in part) specified in this Section 9.2 if it executes a writing so stating at or prior to the Closing.

     10.  Survival of Representations, Warranties and Covenants; Escrow.

          10.1 Survival of Representations and Warranties. All covenants of Purple Ray to be performed prior to the Effective Time of the Merger, and all representations and warranties of Purple Ray in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of twelve (12) months from the Effective Time of the Merger. Following the Effective Time of the Merger, the remedies of ISSI for breach of any of the foregoing shall be as set forth in Section 10.2. All covenants of ISSI to be performed prior to the Effective Time of the Merger, and all representations and warranties of ISSI in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of twelve (12) months from the Effective Time of the Merger.

          10.2 Escrow Arrangements.

               (a) Escrow Fund. As soon as practicable after the Effective Time of the Merger, shares of ISSI Common Stock which comprise the Escrow Amount, without any act of any

Purple Ray Shareholder, will be deposited with an escrow agent mutually agreed to by ISSI and Purple Ray as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and at a cost and expense to be borne by ISSI. The shares of ISSI Common Stock included in the Escrow Fund shall not have any repurchase rights in favor of any Person or any restrictions on transferability. Each of the Purple Ray Preferred Shareholders shall contribute to the Escrow Fund their pro rata share, based on their percentage ownership of the Purple Ray Preferred Stock outstanding at the Effective Time of the Merger, of the 16,483 shares of ISSI Common Stock that are contributed to the Escrow Fund by the Purple Ray Preferred Shareholders. Each of the Purple Ray Common Shareholders shall contribute to the Escrow Fund their pro rata share, based on their percentage ownership of the Purple Ray Common Stock outstanding at the Effective Time of the Merger, of the 3,539 shares of ISSI Common Stock that are contributed to the Escrow Fund by the Purple Ray Common Shareholders. The Escrow Agent shall not be responsible for confirming that the shares contributed to the Escrow Fund comprise the Escrow Amount or that the portion contributed on behalf of each holder of Purple Ray Capital Stock is in the proper proportion.

               (b) Indemnification. The shareholders of Purple Ray shall (pro rata in accordance with their interest in the Escrow Fund) indemnify and hold harmless ISSI and each of its Affiliates from and against, and the Escrow Fund shall be available to compensate ISSI and each of its Affiliates for, any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding to the extent of the amount of such actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses or fees (collectively "LOSSES") that ISSI or any of its Affiliates has incurred by reason of the breach by Purple Ray of any representation, warranty, covenant or agreement of Purple Ray contained herein (including the Purple Ray Disclosure Schedule), or by reason of any misrepresentation by Purple Ray made herein (including the Purple Ray Disclosure Schedule). After the Closing, resort to the Escrow Fund shall be the exclusive contractual remedy of ISSI and its Affiliates against Purple Ray or any of its directors, officers, representatives, agents or shareholders for any such breaches and misrepresentations; provided, however, that nothing herein shall limit any remedy for Losses incurred as a result of fraud. Notwithstanding the foregoing, and except for a claim arising under Sections 8.12 and 11.3(a), ISSI may not receive any amounts from the Escrow Fund unless and until Officer's Certificates (as defined in Section 10.2(e) below) identifying Losses, the aggregate amount of which exceed $50,000, have been delivered to the Escrow Agent as provided in Section 10.2(e) (and any dispute as to such Losses has been resolved in ISSI's favor). In such case ISSI may thereafter recover from the Escrow Fund the total of its Losses, including the first $50,000.

               (c) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing for twelve (12) months (the "ESCROW PERIOD"). At the expiration of the Escrow Period a portion of the Escrow Fund shall be released from Escrow to the appropriate persons who, prior to the Merger, were shareholders of Purple Ray, in an amount equal to the initial Escrow Fund less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to ISSI and its Affiliates pursuant to this Section 10, (ii) an amount equal to such portion of the Escrow Fund which, in the reasonable judgment of ISSI, based on the dollar amount of any unsatisfied claims specified in any Officer's Certificate (as defined below) theretofore delivered to the Escrow Agent prior to the end of the Escrow Period and the Fair Market Value of the ISSI Common Stock under Section 10.2(e)(iv) hereof, subject to the objection of the Agent (as defined below) and the subsequent arbitration of the matter in the manner provided in Section 10.2(g) hereof, is necessary to satisfy such unsatisfied claims, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved, and (iii) to pay expenses as provided in the Escrow Agreement. As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of ISSI and Agent (as defined below) or the written decision of the arbitrators as described in
Section 10.2(g)), the Escrow Agent shall deliver to the appropriate persons who, prior to the Merger, were shareholders of Purple Ray the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the shareholders of Purple Ray pursuant to this Section 10.2(c) and
Section 10.2(e)(ii) shall be made in proportion to their respective original contributions to the Escrow Fund, as calculated by the Agent (as defined below).

               (d) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of ISSI and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

               (e) Distributions; Voting; Claims Upon Escrow Fund.

                    (i) Any shares of ISSI Common Stock or other equity securities issued or distributed by ISSI (including shares issued upon a stock split) ("NEW SHARES") in respect of ISSI Common Stock in the Escrow Fund which have not been released from the Escrow Fund, shall be added to the Escrow Fund and become a part thereof. Any cash dividends paid on ISSI Common Stock in the Escrow Fund, shall be paid to the persons who, prior to the Merger, were shareholders of Purple Ray in accordance with their respective contributions to the Escrow Fund. New Shares and cash dividends issued in respect of shares of ISSI Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof.

                    (ii) Each person who, prior to the Merger was a shareholder of Purple Ray shall have voting rights with respect to the shares of ISSI Common Stock contributed to the Escrow Fund on behalf of such shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of ISSI Common Stock) so long as such shares of ISSI Common Stock or other voting securities are held in the Escrow Fund.

                    (iii) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of ISSI (an "OFFICER'S CERTIFICATE"): (A) stating that ISSI has incurred and paid or properly accrued Losses, or reasonably anticipates that it may have to pay or accrue Losses, and the dollar amount of such Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was incurred and paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, and (C) indicating the number of shares of ISSI Common Stock to be disbursed to ISSI out of the Escrow Fund (assuming for this purpose no objection is received under Section 10.2(f) hereof), the Escrow Agent shall, subject to the provisions of Section 10.2(f) hereof, deliver to ISSI out of the Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Losses. In the event that the number of shares to be disbursed to ISSI out of the escrow fund changes due to a change in the Fair Market Value during the period of time provided herein for the objection of the Agent and the subsequent arbitration of the matter, ISSI shall provide a further instruction to the Escrow Agent as to the number of shares to be disbursed based on the updated Fair Market Value (determined in accordance with Section 10.2(e)(iv) below).

                    (iv) For the purposes of determining the number of shares of ISSI Common Stock to be disbursed to ISSI out of the Escrow Fund, the shares of ISSI Common Stock shall be valued at the Fair Market Value of such shares. For purposes hereof, the "FAIR MARKET VALUE" of the ISSI Common Stock shall be determined by using the average closing price of the ISSI Common Stock as reported in the Wall Street Journal, for the ten (10) consecutive trading days ending five (5) days prior to the date that the shares of ISSI Common Stock are disbursed to ISSI out of the Escrow Fund; provided, however, that for purposes of any unresolved claims as of the end of the Escrow Period pursuant to Section 10.2(c) hereof or any period thereafter, the "Fair Market Value" of the ISSI Common Stock shall be determined by using the average closing price of the ISSI Common Stock as reported in the Wall Street Journal for the ten (10) consecutive trading days ending five (5) days prior to the last day of the Escrow Period.

               (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Agent (as defined in Section 10.2(h)), and for a period of thirty (30) days after such delivery the Escrow Agent shall make no delivery to ISSI of any Escrow Amount specified in such Officer's Certificate unless the Escrow Agent shall have received written authorization from the Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with such Officer's Certificate and Section 10.2(e) hereof, provided that no such payment or delivery may be made if the Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

               (g) Resolution of Conflicts; Arbitration.

                    (i) In case the Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Agent and ISSI shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Agent and ISSI should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

                    (ii) If no such agreement can be reached after good faith negotiation, either ISSI or the Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. ISSI and the Agent shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The arbitrators shall, within ten (10) business days after the last day of any hearings on any motion, issue a definitive ruling on such motion. The arbitrators shall also, within twenty (20) business days from the last day of any hearings regarding the imposition of sanctions or the issuance of any awards, issue a definitive ruling on the imposition of any such sanctions or the issuance of any such award in such arbitration. The arbitrators shall also establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. In the event that the Escrow Agent has not received evidence of resolution under either Section 10.2(g)(i) or this Section 10.2(g)(ii), Escrow Agent shall continue to hold the Escrow Funds in accordance herewith.

                    (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. The non-prevailing party (as determined by the arbitrators) in any arbitration pursuant to this Section 10.2(g) shall pay the reasonable fees and expenses of each party to such arbitration, as well as the fees of each arbitrator and the administrative fee of the American Arbitration Association; provided, however, that if the non-prevailing party is the shareholders of Purple Ray, such expenses may only be recovered from the proceeds from the sale of Escrow Stock from the Escrow Fund.

               (h) Agent of the Shareholders; Power of Attorney.

                    (i) In the event that the Merger is approved by the shareholders of Purple Ray, effective upon such vote, and without further act of any shareholder, Chris Wu is appointed as agent and attorney-in-fact (together, the "AGENT") for each shareholder of Purple Ray on whose behalf shares were deposited into escrow, for and on behalf of shareholders of Purple Ray, to give and receive notices and communications, to authorize delivery to ISSI of shares from the Escrow Fund in satisfaction of claims by ISSI, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of Purple Ray from time to time upon not less than thirty (30) days' prior written notice to ISSI and Escrow Agent signed by former Purple Ray Shareholders representing a majority in interest of the Escrow Amount in the Escrow Fund; provided that the Agent may not be removed unless former Purple Ray Shareholders representing a two-thirds interest of the Escrow Amount in the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Agent, and the Agent shall not receive compensation for his or her services. Notices or communications to or from the Agent shall constitute notice to or from each of the shareholders of Purple Ray.

                    (ii) The Agent shall not be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The shareholders of Purple Ray on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Agent and hold the Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of the Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Agent.

               (i) Actions of the Agent. A decision, act, consent or instruction of the Agent shall constitute a decision of all the shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Escrow Agent and ISSI may rely upon any such decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each every such shareholder of Purple Ray. The Escrow Agent and ISSI are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent. After all claims for Losses by ISSI set forth in Officer's Certificates delivered to the Escrow Agent and the Agent have been satisfied, or reserved against, the Agent, in the manner provided in the Escrow Agreement, may recover from the Escrow Fund at the end of the Escrow Period payments not yet paid for any expenses incurred in connection with the Agent's representation hereby.

               (j) Third-Party Claims. In the event ISSI becomes aware of a third-party claim which ISSI believes may result in a demand against the Escrow Fund, ISSI shall notify the Agent as soon as practicable of such claim, and the Agent and the shareholders of Purple Ray shall be entitled, at their expense, to participate in any defense of such claim. ISSI shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Agent has consented to any such settlement, the Agent shall have no power or authority to object under any provision of this Section 10 to the amount of any claim by ISSI against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

               (k) Escrow Agent's Duties.

                    (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement, the Escrow Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of ISSI and the Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                    (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                    (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                    (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                    (v) The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days' prior written notice to each of ISSI and the Agent, such resignation to be effective thirty (30) days following the date such notice is given. In addition, ISSI and Agent may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the laws of the United States of America or any state thereof having a combined capital and surplus of not less than $100,000,000, shall be appointed by ISSI with the approval of Agent, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to ISSI and the Agent a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

                    (vi) The parties hereto, and their respective shareholders, successors and assigns hereby agree that, to the extent that the matters addressed in the Escrow Agreement, including with respect to the liability of the Escrow Agent and indemnification of the Escrow Agent are not otherwise addressed herein, such Escrow Agreement shall be deemed to be incorporated by reference herein.

     11.  Termination.

          11.1 Termination of the Agreement. Certain of the Parties may terminate this Agreement as provided below:

               (a) ISSI and Purple Ray may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

               (b) ISSI may terminate this Agreement by giving written notice to Purple Ray at any time prior to the Closing (i) in the event either of Purple Ray has breached any representation, warranty, or covenant contained in this Agreement such that any of the conditions set forth in Sections 9.1(a) or 9.1(b) would not be satisfied, provided that ISSI has notified Purple Ray in writing of the basis for claiming such breach and such breach has not been cured within ten
(10) days after such written notice is delivered by ISSI to Purple Ray; provided, however, that no cure period shall apply if such breach is not capable of cure, (ii) if the Closing shall not have occurred on or before March 11, 2002 by reason of the failure of any condition precedent under Section 9.1 hereof, other than Section 9.1(k), unless the failure results primarily from ISSI itself breaching any representation, warranty, or covenants contained in this Agreement, or (iii) if the Closing shall not have occurred on or before March 11, 2002 by reason of the failure of the condition precedent under Section 9.1(k);

               (c) ISSI may terminate this Agreement immediately if (i) the Board of Directors of Purple Ray shall have withdrawn or modified its recommendation of this Agreement or the Merger or have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing, or (ii) Purple Ray or any of its Affiliates have breached or otherwise failed to comply with any provision of Section 7.7; and

               (d) Purple Ray may terminate this Agreement by giving written notice to ISSI at any time prior to the Closing (i) in the event ISSI has breached any representation, warranty, or covenant contained in this Agreement such that any of the conditions set forth in Sections 9.2(a) and 9.2(b) of the Agreement would not be satisfied, provided that Purple Ray has notified ISSI in writing of the basis for claiming such breach and such breach has not been cured within ten (10) days after such written notice is delivered by Purple Ray to ISSI; provided, however, that no cure period shall apply if such breach is not capable of cure, (ii) if the Closing shall not have occurred on or before March 11, 2002, by reason of the failure of any condition precedent under Section 9.2 hereof, other than Section 9.2(f) unless the failure results primarily from Purple Ray breaching any representation, warranty, or covenants contained in this Agreement, or (iii) if the Closing shall not have occurred on or before March 11, 2002 by reason of the failure of the condition precedent under Section 9.2(f).

          11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that each Party hereto shall remain liable for any breach of any representation, warranty, covenant or other provision of this Agreement that occurs prior to the Agreement's termination; and provided further, however, that the provisions of Sections 8.4, 11.3 and 12.1 above shall survive termination.

          11.3 Expenses and Termination Fees.

               (a) Subject to Section 11.3(b), whether or not the Merger is consummated, each of ISSI and Purple Ray will bear its or their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however that if the Merger is consummated, ISSI shall bear up to $60,000 of the expenses incurred by Purple Ray (including amounts paid by Purple Ray prior to the Effective Time of the Merger) in connection with the Merger. Any expenses incurred by Purple Ray in connection with the Merger in excess of such $60,000 shall give rise to a claim by ISSI against the Escrow Fund.

               (b) In the event

                    (i) ISSI shall terminate this Agreement pursuant to Section 11.1(c)(i),

                    (ii) ISSI shall terminate this Agreement pursuant to Section 11.1(b)(iii) or 11.1(c)(ii), and, in any event, an Acquisition (as defined in this Section 11.3(b)) of Purple Ray is consummated prior to one year after the date of such termination, or

                    (iii) Purple Ray shall terminate this Agreement pursuant to
Section 11.1(d)(iii) and, in any event, an Acquisition (as defined in this Section 11.3(b)) of Purple Ray is consummated prior to one year after the date of such termination,

then Purple Ray shall promptly (but in no event later than five (5) business days after such termination) pay to ISSI the amount of $400,000 in cash. For purposes of this Section 11.3, an "Acquisition" shall mean (i) any merger, consolidation, share exchange or other business combination involving Purple Ray or any subsidiary of Purple Ray, (ii) any acquisition of 20% or more of the outstanding shares of capital stock or voting securities of Purple Ray or any subsidiary of Purple Ray, or (iii) any sale of a significant portion of the assets of Purple Ray or any subsidiary of Purple Ray.

     12.  Miscellaneous.

          12.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of ISSI and Purple Ray; provided, however, that ISSI may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case ISSI will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

          12.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the security holders of Purple Ray and their respective successors and permitted assigns.

          12.3 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that ISSI may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, provided that no such assignment or designation shall relieve ISSI of its obligations hereunder.

          12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          12.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.7 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

     If to ISSI:

          Integrated Silicon Solution, Inc.
          2231 Lawson Lane
          Santa Clara, CA  95054
          Attention:  Jimmy S. M. Lee, Chief Executive Officer

     Copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California  94304-1050
          Attention: J. Robert Suffoletta, Esq.

     If to Purple Ray:

         Purple Ray, Inc
         1040 Richard Avenue
         Santa Clara, CA  95050
         Attention: Chris Wu

     Copy to:

          General Counsel Associates LLP
          1891 Landings Dr.
          Mountain View, CA 94043
          Attention: Roger Royse, Esq.

     If to the Agent:

          Chris Wu
          19735 Merritt Drive
          Cupertino, CA 95014

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days' advance written notice to the other parties pursuant to the provisions above.

          12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

          12.9 Forum Selection; Consent to Jurisdiction. Subject to Section 10.2(g), all disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the State of California. The Parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Courts of California and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

          12.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by ISSI and Purple Ray. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior to subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

          12.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          12.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

          12.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          12.14 Attorneys' Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                        PURPLE RAY, INC.


Purple Ray:                             By: /s/ CHRIS WU
                                            -----------------------------------
                                            Chris Wu, President




ISSI:                                   INTEGRATED SILICON SOLUTION, INC.


                                        By:    /S/ JIMMY S.M. LEE
                                            -----------------------------------
                                            Jimmy S. M. Lee,
                                            Chief Executive Officer




For Purposes of Sections 10 and 12 Only

Agent:                                  /s/ CHRIS WU
                                        ---------------------------------------
                                        Chris Wu

              [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]